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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Kellstrom Industries, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-20727 and No. 333-41159) on Form S-8 and in the registration statements
(No. 333-10313 and 333-44019) on Form S-3 of Kellstrom Industries, Inc. and subsidiaries of our report dated February 27, 1998, relating to the consolidated balance sheets of Kellstrom Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Kellstrom Industries, Inc.

                                          KPMG Peat Marwick LLP

Ft. Lauderdale, Florida
March 20, 1998




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